Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (333-197077) pertaining to the TimkenSteel Corporation Savings and Investment Pension Plan of our report dated June 18, 2020, with respect to the financial statements and supplemental schedule of the TimkenSteel Corporation Savings and Investment Pension Plan included in this Annual Report (Form 11-K) as of December 31, 2019 and 2018 and for the year ended December 31, 2019.

/s/ Meaden & Moore, Ltd.

Cleveland, Ohio

June 18, 2020